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                                                                    EXHIBIT 10.3














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                      AMENDED AND RESTATED LOAN AGREEMENT

                          Dated as of November 18, 1994

                                     BETWEEN

                     CHARLES RIVER ASSOCIATES INCORPORATED

                                       AND

                        THE FIRST NATIONAL BANK OF BOSTON


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                       AMENDED AND RESTATED LOAN AGREEMENT

     THIS AMENDED AND RESTATED LOAN AGREEMENT is made as of November 18, 1994, between Charles River Associates Incorporated, a Massachusetts corporation (the "Borrower") having its principal place of business and chief executive office at John Hancock Tower, 200 Clarendon Street, T-33, Boston, Massachusetts 02116, and THE FIRST NATIONAL BANK OF BOSTON (the "Lender"), a national banking association with its head office at 100 Federal Street, Boston, Massachusetts 02110.

     WHEREAS, the Borrower and the Lender are parties to a Loan and Security Agreement dated June 30, 1994 (the "Bridge Loan Agreement");

     WHEREAS, the Borrower has requested that the Bridge Loan Agreement be amended and restated in the form of two separate agreements, one of which shall be this Amended and Restated Loan Agreement and one of which shall be that certain Amended and Restated Security Agreement (the "Amended and Restated Security Agreement") between the Borrower and the Lender executed on the date hereof; and

     WHEREAS, the Lender is willing to amend and restate the Bridge Loan Agreement upon the terms and subject to the conditions set forth herein and in the Amended and Restated Security Agreement;

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree that the Bridge Loan Agreement shall be amended and restated to read in its entirety as set forth herein and in the Amended and Restated Security Agreement:

     SECTION 1. DEFINITIONS.

     1.1 DEFINITIONS. As used herein, the following terms shall have the following meanings:

     "Accounts Receivable" means all of the Borrower's rights to payment for goods sold or leased or for services rendered, all sums of money or other proceeds due or becoming due thereon, all instruments pertaining thereto, all guarantees and security therefor, and all goods or services giving rise thereto and the rights pertaining to such goods and services, including the rights of stoppage in transit and all related insurance; whether any of the foregoing be now existing or hereafter arising, now or hereafter received by or owing or belonging to the Borrower.



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     "Accountants" means independent certified public accountants employed by the Borrower and reasonably acceptable to the Lender. The Lender hereby acknowledges that the Accountants may include Parent, McLaughlin & Nangle, CPA and Ernst & Young.

     "Adjusted Net Income" means an amount equal to the Net Income of the Borrower for the applicable period minus all Tax Distribution Amounts accrued in such period.

     "Affiliate" means, with reference to any Person, (including an individual, a corporation, a partnership, a trust or a governmental agency or instrumentality), (i) any director or officer of that Person, (ii) any other Person controlling, controlled by or under direct or indirect common control of that Person, (iii) any other Person directly or indirectly holding 5% or more of any class of the capital stock or other equity interests (including options, warrants, convertible securities and similar rights) of that Person and (iv) any other Person 5% or more of any class of whose capital stock or other equity interests (including options, warrants, convertible securities and similar rights) is held directly or indirectly by that Person. For purposes of Section
5. l(vi) hereof, "Affiliate" means (i) any member of a controlled group of corporations which includes the Borrower, (ii) any trade or business, whether or not incorporated, under common control with the Borrower, (iii) any member of an affiliated service group which includes the Borrower, and (iv) any member of a group treated as a single employer by regulation.

     "Agreement" means this Amended and Restated Loan Agreement, including the Exhibits hereto, as originally executed, or if this Agreement is amended, varied or supplemented from time to time, as so amended, varied or supplemented.

     "Amended and Restated Security Agreement" shall have the meaning set forth in the Preamble.

     "Average Unused Commitment" for any period of time means the daily average difference between the Maximum Amount applicable to such period and the sum of the principal amount of Revolving Loans actually outstanding hereunder during such period.

     "Base Rate" means the rate of interest announced from time to time by the Lender at its head office in Boston, Massachusetts as its "base rate."

     "Borrowing Base" means an amount equal to the lesser of (i) the sum of (a) 70% of the unpaid face amount of all Eligible Accounts, plus (b) 50% of the face amount of all Eligible Unbilled Accounts (PROVIDED that for purposes of this clause (b), the amount determined by applying such percentage shall not exceed $500,000), and (ii) the sum of (a) 50% of the face amount of all Accounts Receivable, plus (b) 50% of the face amount of all Eligible Unbilled Accounts.

     "Bridge Loan Documents" means, collectively, (i) the Bridge Loan Agreement, and (ii) all other agreements, instruments, contracts and documents contemplated thereby and all schedules, exhibits and annexes thereto.





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     "Business Day" means any day on which the head office of the Lender is open for transactions of all of its normal and customary business.

     "Capital Expenditures" means the amount of any expenditure for fixed assets, computer software, leasehold improvements, capital leases under GAAP, installment purchases of machinery and equipment, acquisitions of real estate, expenditures in any construction in progress account of the Borrower and other similar expenditures which are required to be capitalized on a balance sheet pursuant to GAAP.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Collateral" means any and all real and personal property of the Borrower, whether tangible or intangible, in which the Lender now has, is granted by this Agreement, the Amended and Restated Security Agreement or otherwise, or hereafter acquires a security interest or any other lien, including, without limitation, by way of mortgage or assignment, to secure the Obligations.

     "Credit Note" shall have the meaning set forth in Section 2.1.1.

     "Default" means an event or condition that, but for the requirement that time elapse or notice be given, or both, would constitute an Event of Default.

     "Deferred Rent" means, at any time of determination, that portion of rental expense payable by the Borrower that is deferred and normally recorded as a liability on the balance sheet of the Borrower.

     "EBIT" means, for any period, an amount equal to Net Income for such period plus the following, to the extent deducted in computing such Net Income: (i) Interest Charges, (ii) Taxes, and (iii) all extraordinary items.

     "Eligible Account" means an Account Receivable which:

          (a) is not unpaid more than 90 days after invoice date;

          (b) arose in the ordinary course of the Borrower's business as a result of services which have been performed for or the sale of goods which have been shipped to the account debtor;

          (c) is the legal, valid and binding obligation of the account debtor thereunder, is assignable, is owned by the Borrower free and clear of all Encumbrances (except in favor of the Lender) and is not evidenced by a promissory note or other instrument;






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          (d) has not been reduced and, to the best knowledge of the Borrower, is not subject to reduction, as against the Borrower, its agents or the Lender, by any offset, counterclaim, adjustment, credit, allowance or other defense, and as to which there is no (and no basis for any) return, rejection, loss or damage of or to the goods giving rise thereto, or any request for credit or adjustments;

          (e) is not difficult to collect or uncollectible for any reason, including, without limitation, any bankruptcy, insolvency or other financial difficulty of the account debtor, or any impediment to the assertion of a claim or commencement of an action against the account debtor, all as determined by the Lender in its reasonable discretion;

          (f) is not owing from any Affiliate or supplier to the Borrower; and

          (g) is not owing from an account debtor (i) not located in the United States, Canada or Puerto Rico, unless such account debtor has been approved in writing by the Lender in its sole discretion, PROVIDED that the Lender acknowledges that it has approved Pemex Corporation, a Mexican corporation as an account debtor, or (ii) who has accounts payable owing to the Borrower of which 25% or more of such accounts payable are not Eligible Accounts.

     "Eligible Unbilled Account" means an Account Receivable which:

          (a) represents the Borrower's right to payment for services which have been performed for or the sale of goods which have been shipped to the account debtor and for which the Borrower will render, in the ordinary course of business consistent with past practices, but has not yet rendered, an invoice to such account debtor; and

          (b) is not an Eligible Account, but which would qualify as an Eligible Account under the definition thereof if the Borrower had rendered an invoice for such Account Receivable in the ordinary course of business consistent with past practices.

     "Encumbrances" shall have the meaning set forth in Section 5.6.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

     "Event of Default" shall have the meaning set forth in Section 6.1.

     "GAAP" means generally accepted accounting principles consistently applied.

     "Indebtedness" with respect to any Person means and includes, without duplication, (i) all items which, in accordance with GAAP, would be included as a liability on the balance sheet of such Person, (ii) the face amount of all banker's acceptances and of all letters of credit issued by any bank for the account of such Person and all drafts drawn thereunder, (iii) the total amount of all indebtedness secured by any Encumbrance to which any property or asset of such Person is





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subject, whether or not the indebtedness secured thereby shall have been assumed, and (iv) the total amount of all indebtedness and obligations of others (including any letters of credit and bankers' acceptances) which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, including, without limitation, any agreement (a) to advance or supply funds to such other Person to maintain working capital, equity capital, net worth or solvency, or (b) otherwise to assure or hold harmless such other Person against loss in respect of its obligations.

     "Initial Financial Statement" shall have the meaning set forth in Section 3.5.

     "Insolvent" or "Insolvency" means that there shall have occurred one or more of the following events with respect to a Person: death; dissolution; liquidation; termination of existence; "insolvent" or "insolvency" within the meaning of the United States Bankruptcy Code or other applicable statute; such Person's inability to pay its debts as they come due or failure to have adequate capital to conduct its business; such Person's failure to have assets having a fair saleable value (net of any cost to dispose of such assets) in excess of the amount required to pay the probable liability on its then existing debts (including unmatured, unliquidated and contingent debts); appointment of a receiver for any part of the property of, execution of a trust mortgage or an assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceedings under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness or reorganization of debtors by or against such Person, or the offering of a plan to creditors for such Person for composition or extension, except for an involuntary proceeding commenced against such Person which is dismissed within 60 days after the commencement thereof without the entry of an order for relief or the appointment of a trustee.

     "Interest Charges" means, for any period, without duplication, all interest and all amortization of debt discount and expense on any particular Indebtedness for which such calculations are being made, all as determined in accordance with GAAP. Computations of Interest Charges on a PRO FORMA basis for Indebtedness having a variable interest rate shall be calculated at the rate in effect on the date of any determination.

     "Inventory" means all of Borrower's goods, merchandise and other personal property, now owned or hereafter acquired by the Borrower, which are held for sale or lease or are furnished or to be furnished under contracts of service, or are finished goods, work in process, raw materials, materials used or consumed or to be used or consumed in the Borrower's business.

     "Leases" means any agreement, whether written or oral, granting a Person the right to occupy space in a structure or real estate for any period of time or any capital lease or other lease of or agreement to use personal property.

     "Leverage Ratio" means, at any time of determination, the ratio of (i) Total Liabilities minus Deferred Taxes and Deferred Rent, to (ii) Tangible Net Worth at such time.




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     "Loan Documents" means, collectively, this Agreement (including, without limitation, the agreements and other instruments listed or described in the Closing Checklist attached hereto as EXHIBIT F), the Credit Note, the Amended and Restated Security Agreement and any and all other agreements, instruments or documents referred to herein or therein and/or delivered in connection herewith to which the Borrower is a party or any other agreements, instruments or documents which shall from time to time be identified by the Lender and the Borrower as "Loan Documents" for purposes of this Agreement, and all schedules, exhibits and annexes thereto.

     "Maturity Date" means June 30, 1996, PROVIDED, HOWEVER, that the Maturity Date shall be automatically extended for one or more additional one year periods unless and until, sixty (60) days prior to the current Maturity Date, the Lender shall have notified the Borrower in writing or the Borrower shall have notified the Lender in writing of the intention of such party to terminate this Agreement as of such current Maturity Date.

     "Maximum Amount" shall be $2,000,000.

     "Net Income" means the gross revenues of the Borrower for the period in question, less all expenses and other proper charges (including taxes on income and bonuses accrued to employees), all determined in accordance with GAAP but in any event, excluding from Net Income (without duplication): (i) any gain or loss, amortization or deduction arising from any write-up of assets, except to the extent inclusion thereof shall be approved in writing by the Lender; (ii) earnings of any Subsidiary accrued prior to the date it became a Subsidiary;
(iii) the net earnings of any business entity (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent such net earnings shall have actually been received by the Borrower or such Subsidiaries in the form of cash distributions; (iv) any gains or losses on the sale or other disposition of investments or fixed or capital assets; (v) the proceeds of any life insurance policy; (vi) any deferred or other credit representing any excess of the equity of any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary; and (vii) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall be made from income arising during such period.

     "Notice of Default" means (i) receipt by the Borrower from the Lender of written notice of a default or other condition specified in Section 6.1, or (ii) the Borrower's actual knowledge of the existence of a default or other condition specified in Section 6.1.

     "Obligations" means any and all obligations of the Borrower to the Lender of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, and includes obligations to perform acts and to refrain from acting as well as obligations to pay money.



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     "Operating Cash Flow" means, for any fiscal period, an amount equal to: (i)
EBIT, plus (ii) the aggregate amount of depreciation, amortization and other non-cash charges taken in accordance with GAAP during such period, minus (iii) Tax Distribution Amounts actually paid by the Borrower during such period, minus
(iv) Capital Expenditures made by the Borrower during such period.

     "Participant" shall have the meaning set forth in Section 7.

     "Person" means any individual, corporation, partnership, trust and governmental agency and instrumentality.

     "Plans" shall mean, collectively, each "employee pension benefit plan" and each "employee welfare benefit Plan" (each as defined in ERISA) maintained by the Borrower.

     "Quarter" or "Quarterly" means each fiscal quarter of the Borrower.

     "Restricted Payments" means (i) any cash or property dividend, distribution or payment, direct or indirect, to any Person who now or in the future may hold an equity interest in the Borrower, whether evidenced by a security or not, other than regular compensation paid to employees of the Borrower in the ordinary course of business and consistent with past practices; and (ii) any payment on account of the purchase, redemption, retirement or other acquisition for value, direct or indirect, of any partnership interests in the Borrower, or of any warrants, rights or options to acquire any such, or any other payment or distribution, direct or indirect, made in respect thereof.

     "Revolving Loan" shall have the meaning set forth in Section 2.1.1.

     "Revolving Loan Account" means the account on the books of the Lender in which will be recorded Revolving Loans made by the Lender to the Borrower pursuant to this Agreement, payments made on such Revolving Loans and other appropriate debits and credits as provided by this Agreement.

     "Security Documents" means, collectively, (i) the Loan Documents and (ii) all other agreements, instruments or contracts by which any of the Obligations shall be evidenced or under or in respect of which the Lender or any of its agents or representatives shall have, at such time, any rights or interests as security for the payment or performance of all or any part of the Obligations.

     "Subsidiary" means, with reference to any Person, any corporation, association, joint stock company, business trust or other similar organization of whose total capital stock or voting stock such Person directly or indirectly owns or controls more than 50% thereof or any partnership or other entity in which such Person directly or indirectly has more than a 50% interest or which is controlled directly or indirectly by such Person, but in any event including all of such entities which would be deemed a subsidiary of the Borrower in accordance with GAAP.






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     "Tangible Net Worth" means the amount which is equal to the net worth of the Borrower computed in accordance with GAAP (including, without limitation, Accounts Receivable of the Borrower) and with inventory and cost of goods sold determined on a "first in, first out" basis, and minus (i) the book value, net of applicable reserves, of all intangible assets of the Borrower including, without limitation, goodwill, trademarks, trade names, copyrights, patents and any similar rights, and unamortized debt discount and expense, but not including the unamortized balance of computer software used by the Borrower in the conduct of its business, (ii) intercompany accounts with Affiliates (including receivables due from Affiliates), (iii) to the extent not otherwise approved in advance by Lender, any write up in the book value of any asset of the Borrower resulting from revaluation thereof after the date of the Initial Financial Statement, and (iv) the value in excess of the cost thereof, if any, attributable to any notes or subscriptions receivable due from stockholders in respect of capital stock.

     "Tax Distribution Amount" means, for any period, an amount equal to the maximum amount sufficient to cover payment of the Taxes attributable to the ownership of capital stock of the Borrower based upon the highest federal, state and local income tax rates that could be applicable to any holder of such capital stock, and taking into consideration the deduction of any income tax in computing another income tax that could be applicable to any holder of such capital stock, as determined through the end of the period in question.

     "Taxes" means all taxes on income imposed by any governmental authority, including but not limited to any federal, state, local or foreign government or political subdivision thereof.

     "Total Debt Service" means, for any period, the sum of (i) Interest Charges for such period, plus (ii) the aggregate amount of all regularly scheduled principal payments made or coming due during such period in respect of the Revolving Loans or any other Indebtedness for capital lease or borrowed money (to the extent the Lender from time to time permits such Indebtedness to be incurred or maintained).

     "Total Liabilities" means, at any date as of which the amount thereof shall be determined, all obligations of the Borrower that should, as determined in accordance with GAAP, be classified as liabilities on the balance sheet of the Borrower.

     SECTION 2. REVOLVING LOANS.

     2.1 REVOLVING LOANS.

          2.1.1 Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and covenants of the Borrower made herein, the Lender agrees to make loans ("Revolving Loans") to the Borrower at the Borrower's request from time to time, from and after the date hereof and prior to the Maturity Date, PROVIDED that the principal amount of Revolving Loans outstanding at any time, shall not exceed the lesser of (i) the Maximum Amount and (ii) the Borrowing Base at such time, and PROVIDED, FURTHER, that at





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the time the Borrower requests a Revolving Loan and after giving effect to the making thereof there has not occurred and is not continuing any Default or Event of Default. The Borrower agrees that it shall be an Event of Default if at any time the debit balance of the Revolving Loan Account at any time shall exceed the lesser of (i) the Maximum Amount and (ii) the Borrowing Base at such time, unless the Borrower shall, upon notice of such excess from the Lender, promptly pay cash to the Lender to be credited to the Revolving Loan Account in such amount as shall be necessary to eliminate the excess. All requests for Revolving Loans shall be in such form and shall be made in such manner as shall be agreed between the Borrower and the Lender. The Revolving Loans shall be evidenced by a Revolving Credit Note (the "Credit Note") in the form of EXHIBIT A hereto.

          2.1.2 The Borrower may prepay outstanding Revolving Loans and the Credit Note in whole or in part at any time without premium or penalty. Amounts so paid in respect of the Revolving Loans and the Credit Note and other amounts may be borrowed and reborrowed from time to time as provided in Section 2.1.1. The Borrower promises to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity' Date, all outstanding Revolving Loans and the Credit Note, together with all unpaid interest thereon and all fees and other amounts due hereunder.

     2.2 INTEREST AND FEES.

          2.2.1 Revolving Loans shall bear interest at a rate per annum equal to the Base Rate in effect from time to time; PROVIDED THAT the balance of Revolving Loans that remains outstanding after the Maturity Date, or, if earlier, the date on which the Lender accelerates the Obligations in accordance with Section 6.2, shall bear interest, to the extent permitted by law, compounded monthly at an interest rate equal to 4% above the Base Rate in effect on the Maturity Date or the date of such acceleration, until the Obligations are paid in full. Interest on Revolving Loans (not at the time overdue) shall be payable monthly in arrears on the fifteenth Business Day of each month. Any change in the Base Rate shall result in a change on the same day in the rate of interest to accrue from and after such day on the unpaid balance of principal of the Revolving Loans.

          2.2.2 The Borrower shall pay to the Lender a commitment fee, payable quarterly in arrears on the first Business Day of each Quarter, equal to 1/2% per annum of the Average Unused Commitment during the preceding Quarter.

          2.2.3 The Borrower shall pay to the Lender any and all reasonable charges customarily made by the Lender against borrowers, PROVIDED, HOWEVER, that for any individual charge in excess of $1,500, the Borrower shall have the right to approve such charge in advance, which approval shall be made promptly and shall not be unreasonably withheld.

          2.2.4 The Borrower authorizes the Lender to charge to the Revolving Loan Account or to any deposit account which the Borrower may maintain with the Lender the interest, fees, charges, taxes and expenses provided for in this Agreement or any other document executed or






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delivered in connection herewith, with advice thereof thereafter sent to the
Borrower's chief financial officer in accordance with the Lender's customary practice.

          2.2.5 If, after the date hereof, the Lender shall have determined that the adoption of any applicable law, rule, regulation, guideline, directive or request (whether or not having the force of law) regarding capital requirements for banks or bank holding companies, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any of the foregoing imposes or increases a requirement by the Lender to allocate capital resources to the Lender's commitment to make Revolving Loans hereunder which has or would have the effect of reducing the return on the Lender's capital to a level below that which the Lender could have achieved (taking into consideration the Lender's then existing policies with respect to capital adequacy and assuming full utilization of the Lender's capital) but for such adoption, change or compliance by any amount deemed by the Lender to be material, then: (i) the Lender shall promptly after its determination of such occurrence give notice thereof to the Borrower; and (ii) to the extent that the costs of such increased capital requirements are not reflected in the Base Rate, the Borrower and the Lender shall thereafter attempt to negotiate in good faith, within 30 days following the date the Borrower receives such notice, an adjustment payable hereunder that will adequately compensate the Lender in light of the circumstances. If the Lender and the Borrower are unable to agree to such adjustment within 30 days following the date upon which the Borrower receives such notice, then commencing on the date on which the Borrower receives such notice (but no earlier than the effective date of any such increased capital requirement), the fees payable hereunder shall increase by an amount that will, in the Lender's reasonable determination, provide adequate compensation. The provisions of this Section
2.2.5 shall be applied to the Borrower so as not to discriminate against the Borrower vis-a-vis other customers of the Lender.

     SECTION 3. REPRESENTATIONS AND WARRANTIES.

     The Borrower represents and warrants as follows:

     3.1 ORGANIZATION AND QUALIFICATION. (i) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts; (ii) the Borrower has all requisite corporate power and authority to own its property and conduct its business as now conducted and as presently contemplated; and (iii) the Borrower is duly qualified and in good standing in each jurisdiction (which jurisdictions are listed on EXHIBIT B hereto) where the nature of its properties or its business (present or proposed) requires such qualification, except where the failure to so qualify is not likely to have a material adverse effect on the condition (financial or otherwise), properties, business or prospects of the Borrower. Since the date of this Agreement, the Borrower has continued to engage in substantially the same business as that in which it was then engaged and is engaged in no unrelated business.

     3.2 CORPORATE AUTHORITY; VALID OBLIGATIONS; APPROVALS. The execution, delivery and performance of the Loan Documents and the transactions and other documents contemplated





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hereby and thereby are within the Borrower's corporate authority have been authorized by all necessary corporate proceedings on the part of the Borrower, and do not and will not contravene any provision of law applicable to the Borrower or the Borrower's charter document or by-laws, or contravene any provisions of, or constitute a Default or Event of Default hereunder or a default under any other agreement, instrument, judgment, order, decree, permit, license or undertaking binding upon or applicable to the Borrower or any of its properties, or result in the creation, other than in favor of the Lender, of any mortgage, pledge, security interest, lien, encumbrance or charge upon any of the properties or assets of the Borrower, except as set forth on EXHIBIT B hereto. The Loan Documents have been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with their terms. The execution, delivery and performance of the Loan Documents and the transactions and other documents contemplated hereby and thereby do not require any approval or consent of, or filing or registration with, any Person, except as set forth on Exhibit B hereto, all of which approvals, consents, filings or registrations have been obtained or made by the Borrower prior to the date hereof and remain in full force and effect.

     3.3 TITLE TO PROPERTIES; ABSENCE OF LIENS. The Borrower has good and marketable title to all of its properties, assets and rights of every name and nature now purported to be owned by it, which properties, assets and rights include all those necessary to permit the Borrower to conduct its business as such business was conducted on the date of the Initial Financial Statement, free from all liens, charges and encumbrances whatsoever except for insubstantial and immaterial defects in title and liens, charges or encumbrances permitted under
Section 5.6.

     3.4 COMPLIANCE. The Borrower and each Plan, where applicable, (i) has all necessary permits, approvals, authorizations, consents, licenses, franchises, registrations and other rights and privileges (including, without limitation, patents, trademarks, trade names and copyrights) necessary to allow it to own and operate its business without any violation of law or the rights of others,
(ii) is duly authorized, qualified and licensed under and in compliance with all applicable laws, regulations, authorizations and orders of public authorities (including, without limitation, laws relating to hazardous materials, hazardous waste, oil and protection of the environment and laws relating to the funding of any Plan and to employee benefit plans generally), and (iii) has performed all obligations required to be performed by it under, and is not in default under or in violation of, its charter or bylaws or any agreement, lease, mortgage, note, bond, indenture, license or other instrument or undertaking to which it is a party or by which any of it or any of its properties are bound, except for any such violations or failures to comply under clauses (i) through (iii) above which, individually or in the aggregate, would not have a material adverse effect on the business, condition (financial or otherwise), results of operations or assets of the Borrower, and the Borrower has not received any notice of any material violation, potential violation, failure to comply or default in respect of any of the foregoing (including, without limitation, any notice by any governmental authority or third party with respect to the generation, storage or disposal or release or threat of release of hazardous substances, hazardous materials or oil, or with respect to any violation of any federal, state or local environmental, health or safety statute or regulation).

     3.5 FINANCIAL STATEMENTS. The Borrower has furnished to the Lender the audited balance sheet of the Borrower as of November 30, 1993 and the related statements of income and retained earnings and cash flows for the year then ended, which were prepared in accordance with GAAP, certified by the Accountants and fairly present the financial position of the Borrower, as at the close of business on such date and the results of its operations for the year then ended. The Borrower has also furnished to the Lender the unaudited balance sheet and statement of income of the Borrower as at September 2, 1994 and for the 10 periods then ended (the "Financial Statement"), which was prepared in accordance with GAAP and fairly presents the financial position of the Borrower as at the close of business on such date and the results for its operations for the nine months then ended, subject to normal year-end audit adjustments and the addition of footnotes. At the date hereof, the Borrower has no material Indebtedness or other liabilities, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that are not set forth in the Financial Statement or referred to in Section 5.9. To the best of the Borrower's knowledge, there have been no materially adverse changes, individually or in the aggregate, in the assets, liabilities, financial condition or business of the Borrower, except as set forth in EXHIBIT B hereto (except as discussed in 5.9 herein).

     3.6 EVENTS OF DEFAULT; SOLVENCY. As of the date of this Agreement, no Default or Event of Default exists and the Borrower is not, and immediately after giving effect to the consummation of the Revolving Loans will not be, Insolvent.

     3.7 TAXES. The Borrower has filed all federal, state and other tax returns required to be filed for all Taxes, and has paid (or has established adequate reserves in accordance with GAAP for the payment of) all Taxes, assessments and other such governmental charges due from it. The Borrower has not executed any waiver that would have the effect of extending the applicable statute of limitations in respect of any Tax.

     3.8 LABOR RELATIONS; LITIGATION. The Borrower is not engaged in any unfair labor practice (as defined in the National Labor Relations Act) and, except as set forth on EXHIBIT B attached hereto, there is no litigation, proceeding, governmental investigation (administrative or judicial) or labor dispute, pending or, to the best knowledge of the Borrower, threatened against the Borrower, which, if decided adversely to the Borrower, could have a material adverse effect on the business, properties or condition (whether financial or otherwise) of the Borrower or on the ability of the Borrower to perform its obligations under the Security Documents or under any other agreement or document contemplated hereby or thereby, nor is any substantial basis for any such litigation or labor dispute known to exist.

     3.9 RESTRICTIONS ON THE BORROWER. The Borrower is not party to or bound by any contract, agreement or instrument, nor subject to any restriction which, to the best of the Borrower's knowledge, will, under current or foreseeable conditions, materially and adversely affect its business, property, assets, operations or condition, financial or otherwise. Neither the

Borrower's charter nor the Borrower's bylaws contains any restriction or other provision which will, under current or foreseeable conditions, materially and adversely affect the Borrower's business, property, assets, operations or condition, financial or otherwise.

     3.10 CONTRACTS WITH AFFILIATES, ETC. Except as disclosed on EXHIBIT B hereto, the Borrower is not a party to or otherwise bound by any agreements, instruments or contracts (whether written or oral) with any Affiliate, except for any such agreement, instrument or contract (i) that is in the ordinary course of business and on an arm's-length basis, and (ii) as would not materially and adversely affect the condition (financial or otherwise), properties, business or results of operations of the Borrower. The Borrower is not a party to or otherwise bound by any agreements, instruments or contracts with any Affiliate with respect to Indebtedness for borrowed money.

     3.11 CONDUCT OF BUSINESS. The Borrower and each of its Subsidiaries shall duly observe and comply in all material respects with all applicable laws, regulations, decrees, orders, judgments and requirements of any governmental authorities, including those relative to its corporate existence, rights and franchises, to the conduct of its business and to its property and assets (including without limitation all environmental laws and ERISA), and shall maintain and keep in full force and effect and comply with all licenses and permits necessary in any material respect to the proper conduct of its business.

     SECTION 4. CONDITIONS OF LOANS.

     4.1 CONDITIONS TO INITIAL REVOLVING LOAN. The obligation of the Lender to make the initial Revolving Loan is subject to the fulfillment to the satisfaction of the Lender on the date hereof of the following conditions precedent:

          4.1.1 Receipt by the Lender of all of the agreements, documents, instruments, certificates and opinions listed or described on the Closing Checklist attached hereto as EXHIBIT F, in form and substance satisfactory to the Lender, and duly executed and delivered by the parties thereto, along with such additional instruments, certificates, opinions and other documents as the Lender shall reasonably request.

          4.1.2 The representations and warranties contained herein shall be true and accurate on and as of the date hereof, the Borrower shall have performed and complied with all covenants and conditions required herein to be performed or complied with by it prior to the making of such Revolving Loan, and no Default shall be continuing or result from the Revolving Loans to be made on the date hereof or the transactions contemplated hereby.

          4.1.3 That certain Loan Agreement dated as of June 30, 1994 between the Lender and Charles River Associates, L.P. be, and it hereby is, terminated and shall be of no further force and effect.

     4.2 CONDITIONS TO ALL REVOLVING LOANS. The obligation of the Lender to make any Revolving Loan is subject to (i) the representations and warranties contained herein and in the other Security Documents being true and correct in all material respects at the time of each such Revolving Loan (except for representations and warranties limited as to time or with respect to a specific event or except to the extent any condition or event (individually or in the aggregate) is expressly permitted under Section 5) with and without giving effect to the Revolving Loans to be made at such time and the application of the proceeds thereof (and the Borrower represents and warrants that they are so true and correct at such time); (ii) there being no Default or Event of Default that is continuing or that results from such Revolving Loan; and (iii) there being no material adverse change in the condition (financial or otherwise), business or properties of the Borrower since the date of this Agreement.

     SECTION 5. COVENANTS.

     During the term of this Agreement and so long as any Indebtedness of the Borrower in respect of any Revolving Loan remains outstanding:

     5.1 FINANCIAL STATEMENTS AND OTHER REPORTING REQUIREMENTS. The Borrower shall furnish to the Lender:

          (i) as soon as available to the Borrower, but in any event within 90 days after each fiscal year-end, the balance sheet of the Borrower as at the end of, and related statements of income, retained earnings and cash flow for, such year prepared in accordance with GAAP and certified by the Accountants that such statements present fairly the financial position of the Borrower; and concurrently with such financial statements, a written statement by the Accountants that, in the making of the audit necessary for their report and opinion upon such financial statements, they have obtained no knowledge of any Default or Event of Default, or, if in the opinion of the Accountants such Default or Event of Default exists, they shall disclose in such written statement the nature and status thereof;

          (ii) as soon as available to the Borrower, but in any event within 45 days after the end of each Quarter of each fiscal year of the Borrower, the balance sheet of the Borrower as at the end of, and related statements of income, retained earnings and cash flow for, the portion of the year then ended and for the Quarter then ended, prepared in accordance with GAAP applied in a manner consistent with the audited financial statements required by clause (i) above (subject to normal year-end audit adjustments, and excluding footnotes required by GAAP) and certified pursuant to the report to be delivered to the Lender under clause (iv) of this Section 5.1;

          (iii) promptly as they become available, a copy of each report (including any so-called management letters) submitted to the Borrower by the Accountants in connection with each annual audit of the books of the Borrower by such Accountants or in connection with any interim audit thereof pertaining to any phase of the business of the Borrower;

          (iv) concurrently with each delivery of financial statements pursuant to clause (i) and clause (ii) of this Section 5.1, a chief financial officer's report in substantially the form of EXHIBIT C hereto;

          (v) within fifteen (15) Business Days after the close of each fiscal month of the Borrower, a Borrowing Base and Compliance Certificate in substantially the form of EXHIBIT D hereto, PROVIDED that if there are no Revolving Loans outstanding, the Borrower may deliver such Certificate quarterly, and PROVIDED, FURTHER, that such Certificate must, in any event, be delivered prior to any Revolving Loan being made by the Lender to the Borrower;

          (vi) promptly after obtaining knowledge of the existence thereof, notice of (a) the occurrence of any event which constitutes a Default or Event of Default, (b) the occurrence of any condition or event with respect to the Borrower or any Affiliate of the Borrower which could reasonably be expected to constitute a material adverse change in or to have a material adverse effect on the business, properties or condition (financial or otherwise) of the Borrower, (c) any litigation or any investigative proceedings of a governmental agency or authority commenced or threatened against the Borrower, any Affiliate of the Borrower or any Plan which could reasonably be expected to have a material adverse effect on the business, properties or condition (financial or otherwise) of the Borrower, or the issuance of any judgment, award, decree, order or other determination in or relating to any such litigation or proceedings that is materially adverse to the Borrower, (d) the occurrence of a reportable event (as defined in ERISA), (e) any communications to, or receipt of communications from, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or the Department of Labor by the Borrower or any Affiliate relating to any Plan that contain any information, or notice of any event or occurrence (or lack thereof), that could reasonably be expected to have a material adverse effect on the business, properties or condition (financial or otherwise) of the Borrower, along with copies of all such communications, (f) the adoption by the Borrower of any Plan subject to ERISA or the substantial modification of any such Plan, and any option plan or executive compensation or incentive plan (whether or not subject to ERISA), along with the vesting and funding schedules and other principal provisions thereof, and (g) any communications given or received by the Borrower in any way relating to compliance with, any violation or potential violation of, or any potential liability under, any environmental law or regulation (including those relating to pollution control, hazardous materials and hazardous wastes) that could reasonably be expected to have a material adverse effect on the business, properties or condition (financial or otherwise) of the Borrower, along with copies of all such communications; and

          (vii) from time to time, such other financial data and information about the Borrower as the Lender may reasonably request.

     5.2 CONDUCT OF BUSINESS. The Borrower will maintain its corporate existence, continue to have a fiscal year ending on the last Saturday of November in each year (unless the Lender any change thereof) and remain or engage in substantially the same business as that in which it is now engaged, and will duly observe and comply with all applicable laws and all requirements of any governmental authorities relative to it, its assets or to the conduct of its business, including all laws relating to the protection of the environment, pollution control, hazardous materials and hazardous waste (except where the failure to observe and comply with such laws or requirements would not materially and adversely affect the condition (financial or otherwise), properties, business, or results of operations of the Borrower or the ability of the Borrower to perform its obligations to the Lender), and will maintain and keep in full force and effect all licenses and permits necessary to the proper conduct of its business.

     5.3 MAINTENANCE AND INSURANCE. The Borrower will maintain and keep its properties in good repair, working order and condition, and will comply with the provisions of all material Leases to which it is a party or under which it occupies property so as to prevent any material loss or forfeiture thereof or thereunder. The Borrower at all times will maintain insurance with such insurance companies as the Lender shall reasonably approve, in such amounts against such hazards (including business interruption) and liabilities and for such purposes as is customary in the industry for companies of established reputation engaged in the same or similar businesses and owning or operating similar properties, including, without limitation, insurance on the Collateral satisfactory to the Lender which includes business interruption insurance. The Borrower shall notify the Lender in writing at least 30 days prior to any proposed cancellation of any of its insurance policies. If the Borrower fails to provide such insurance, after notice to the Borrower the Lender, in its sole discretion, may provide such insurance and charge the cost (plus applicable interest) to the Revolving Loan Account or to the Borrower's deposit accounts with the Lender. Upon request of the Lender from time to time, the Borrower shall furnish to the Lender certificates or other evidence satisfactory to the Lender of compliance with the foregoing insurance provisions. The Lender shall not, by the fact of approving, disapproving, or accepting any such insurance, incur any liability for the form or legal sufficiency of insurance contracts, solvency of insurance companies or payment of lawsuits, and the Borrower hereby expressly assumes full responsibility therefor and liability, if any, thereunder.

     5.4 TAXES. The Borrower will pay or cause to be paid all Taxes, assessments or governmental charges on or against it or its properties prior to such Taxes becoming delinquent, except for any Tax, assessment or charge which is being contested in good faith by proper legal proceedings which serve as a matter of law to stay the foreclosure of any lien for such tax, assessment or charge and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP. Upon request by the Lender, the Borrower will, within 5 days after the accrual in accordance with applicable laws of the Borrower's obligation to make deposits for FICA and withholding taxes, furnish to the Lender evidence satisfactory to the Lender that such deposits have been made as and when required.

     5.5 LIMITATION OF INDEBTEDNESS. Except with the prior written consent of the Lender, the Borrower will not create, incur, assume or suffer to exist, or in any manner become or be liable directly or indirectly with respect to, any Indebtedness except: (i) the Obligations; (ii) Indebtedness existing on the date of this Agreement solely to the extent described on EXHIBIT B hereto; (iii) Indebtedness for Taxes, assessments or other governmental charges, subject, however, to the limitations set forth in Section 5.4, (iv) Indebtedness on open account for the purchase price of services, materials and supplies incurred by the Borrower in the ordinary course of business (not as a result of borrowing), so long as all of such open account Indebtedness shall be promptly paid and discharged when due or in conformity with customary trade terms and practices, except for any such open account Indebtedness which is being contested in good faith by the Borrower and as to which adequate reserves required by GAAP have been established and are being maintained; (v) Indebtedness incurred as a result of borrowing against officers' life insurance policies owned by the Borrower; (vi) Indebtedness incurred as a result of the Borrower's guaranties of loans to employees in an aggregate amount not to exceed $100,000 at any time outstanding; (vii) purchase money Indebtedness for the purchase price of capital assets (including, without limitation, Indebtedness in respect of capitalized equipment leases) owed to equipment vendors and/or lessors for equipment purchased or leased by the Borrower in the ordinary course for use in its business in an aggregate amount not to exceed $100,000 at any time outstanding; (viii) Indebtedness that would constitute a Restricted Payment, to the extent such Restricted Payment would otherwise be permitted to be made on the date such Indebtedness is incurred; and (ix) Indebtedness in respect of accrued pension liabilities, accrued vacation liabilities and accrued bonuses incurred in the ordinary course of business consistent with past practices, PROVIDED that with respect to such pension liabilities, they are incurred under a Plan, or an option plan or executive compensation or incentive plan as such Plan or plan is in effect on the date hereof, and they are not incurred as a result of any fine or penalty of any nature.

     5.6 RESTRICTIONS ON LIENS. The Borrower will not create, incur, assume or suffer to exist any mortgage, pledge, security interest, lien or other charge or encumbrance, including the lien or retained security title of a conditional vendor, ("Encumbrances") upon or with respect to any property or assets, real or personal, of the Borrower (including, without limitation, the Borrower's right, title and interest in the real estate located at 200 Clarendon Street, Boston, Massachusetts), or assign or otherwise convey any right to receive income, except: (i) Encumbrances existing on the date of this Agreement to the extent set forth on EXHIBIT B hereto; (ii) Encumbrances in favor of the Lender; (iii) liens for taxes, fees, assessments and other governmental charges to the extent that payment of the same is not required in accordance with the provisions of
Section 5.4; (iv) liens incurred or deposits made in the ordinary course of the Borrower's business in connection with workers' compensation, unemployment insurance, social security and other similar laws, or liens of mechanics, laborers, materialmen, carriers and warehousemen arising by operation of law to secure payment for labor, materials, supplies or services incurred in the ordinary course of Borrower's business, but only if the payment thereof is not at the time required and such liens do not, individually or in the aggregate, materially detract from the value or limit the use of any property subject thereto; (v) liens not exceeding $25,000 in value in the aggregate arising from attachments, pending litigation or judgments which are being contested in good faith by proper legal proceedings and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP; (vi) landlords' and lessors' liens arising pursuant to applicable state or local law in respect of rent not in default, to the extent such liens do not extend to or cover any of the Borrower's Accounts

Receivable; (vii) Encumbrances consisting of easements, rights of way, zoning restrictions on the use of real property and similar encumbrances and minor irregularities in title, but only if such Encumbrances do not, individually or in the aggregate, materially detract from the value or limit the use of any property subject thereto; (viii) good faith deposits made in the ordinary course of business and consistent with past practices in connection with tenders, contracts or leases to which the Borrower is a party, or deposits to secure, or in lieu of, surety, penalty or appeal bonds, performance bonds and other similar obligations; (ix) liens securing Indebtedness for the purchase price of capital assets (including capitalized equipment leases) to the extent such Indebtedness is permitted by Section 5.5(vii), PROVIDED that (1) each such lien is given solely to secure the purchase price of such property, does not extend to any other property of the Borrower and is given at the time of acquisition of the property, and (2) the Indebtedness secured thereby does not exceed the lesser of the cost of such property or its fair market value at the time of acquisition; and (x) liens under any specific lease or license of intellectual property (including computer software), PROVIDED that each such lien is given solely to secure payments due from the Borrower under such lease or license and does not extend to any other property of the Borrower.

     5.7 MERGERS, ACQUISITIONS AND PURCHASES AND SALES OF ASSETS; CAPITAL STRUCTURE. The Borrower will not (i) consolidate or merge with or into any other corporation or other entity, (ii) acquire the assets or stock of any entity, other than acquisitions in any fiscal year of the Borrower not in excess of $250,000 in the aggregate, or (iii) sell, lease, transfer or otherwise dispose of or discount any portion of its assets (including, without limitation, any note, instrument or account), other than the sale of finished goods and the disposition of scrap, waste and obsolete items in the ordinary course of business. The Borrower will not change its equity structure other than as permitted by its charter and bylaws, or as otherwise consented to in writing by the Lender prior to the occurrence thereof.

     5.8 INVESTMENTS AND LOANS. The Borrower will not make or have outstanding at any time any investments in or loans to any other Person, whether by way of advance, guaranty, extension of credit, capital contribution, purchase of stocks, notes, bonds or other securities or evidences of Indebtedness, or acquisition of limited or general partnership interests or interests in any limited liability company, other than: (i) in direct obligations of the United States of America, maturing within one year of their issuance; (ii) in time certificates of deposit or repurchase agreements, maturing within one year of their issuance, from banks in the United States having capital, surplus and undivided profits in excess of $200,000,000; (iii) in short-term commercial paper carrying the highest rating by Moody's or Standard and Poor's rating services and issued by corporations headquartered in the United States, in currency of the United States; (iv) in shares of money-market mutual funds having assets in excess of $100,000,000 and substantially all of the assets of which consist of investments referred to in clauses (i) through (iii), inclusive, above; (v) advances to employees for business related expenses to be incurred in the ordinary course of business, relocation advances and other loans in an amount not to exceed $50,000 for any one transaction or $250,000 in the aggregate outstanding at any one time for all employees, (vi) certificates of deposit that are insured by the Federal Deposit Insurance Corporation, and
(viii) any securities issued by the Lender.

     5.9 RESTRICTED PAYMENTS. The Borrower shall not, directly or indirectly (through any Affiliate or otherwise), declare, pay or make any Restricted Payment, unless no Default or Event of Default is continuing or would occur by reason of the taking of such action. Notwithstanding the foregoing:

          (i) the Borrower may distribute to its stockholders an amount not in excess of the Tax Distribution Amount for the portion of the fiscal year through the end of the applicable fiscal Quarter MINUS the aggregate amount of any such distributions therefor made in respect of such fiscal year, which such Tax Distribution Amount shall be certified by the President, Treasurer or Chief Financial Officer of the Borrower in the certificate required under Section 5.1(v) and in the written statement required of the Accountants under Section 5.1(i); and

          (ii) the Borrower may make payments to Gerald Kraft not to exceed $3,000,000 in the aggregate for the purpose of redeeming stock of the Borrower owned by Mr. Kraft, provided that at the time of any such payments, and after giving effect thereto (a) there exists no Default or Event of Default and (b) the Board of Directors of the Borrower has consented to the making of such payments.

     5.10 ERISA COMPLIANCE. None of the Borrower, any Plan and any fiduciary thereof shall (i) engage in any "prohibited transaction" or incur, whether or not waived, any "accumulated funding deficiency" (both as defined in ERISA and the Code), (ii) fail to satisfy any additional funding requirements set forth in
Section 412 of the Code and Section 302 of ERISA, or (iii) terminate or withdraw from participation in any Plan in a manner which could result in the imposition of a lien on any property of, or impose a substantial withdrawal liability on, the Borrower. The Borrower and each Plan shall comply in all material respects with ERISA.

     5.11 INSPECTION BY THE LENDER; BOOKS AND RECORDS. The Borrower will permit the Lender or its designees, at any reasonable time and from time to time, to visit and inspect the properties of the Borrower, to examine and make copies of the books and records of the Borrower and to discuss the affairs, finances and accounts of the Borrower with appropriate officers. The Borrower will keep adequate books and records of account in which true and complete entries will be made reflecting all of its business and financial transactions, and such entries will be made in accordance with GAAP and applicable law.

     5.12 USE OF PROCEEDS. The Borrower will use the proceeds of the Revolving Loans solely for its working capital needs. No portion of any Revolving Loans shall be used for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations G, U or X of the Board of Governors of the Federal Reserve System.

     5.13 TRANSACTIONS WITH AFFILIATES. The Borrower will not, directly or indirectly, enter into any transaction with any Affiliate except in the ordinary course of business on terms that are no less favorable to the Borrower than those which might be obtained at the time in a comparable arm's-length transaction with any Person who is not an Affiliate.

     5.14 TANGIBLE NET WORTH. The Borrower will maintain a Tangible Net Worth of not less than (i) $2,000,000 at all times during its fiscal year ending November 25, 1995, and (ii) the sum of (a) $2,000,000, plus (b) on a cumulative basis, an amount equal to 75% of Adjusted Net Income earned by the Borrower in each of its Quarters (commencing with the Quarter ending February 17, 1996) at all times thereafter.

     5.15 LEVERAGE RATIO. The Borrower will not at any time cause or permit the Leverage Ratio to exceed the following ratios during the following fiscal periods:

          PERIOD                                              RATIO
          ------                                              -----

          From the beginning of the first                     2.00 to l
          Quarter to the end of the third Quarter
          in each fiscal year of the Borrower


          For the fourth Quarter of each
          fiscal year of the Borrower                         2.25 to 1


     5.16 DEBT SERVICE COVERAGE RATIO. The Borrower shall not cause or permit the ratio of Operating Cash Flow to Total Debt Service, tested Quarterly, to be less than the following ratios for the following fiscal periods:

          PERIOD                                              RATIO
          ------                                              -----


          For the fourth Quarter of                           1.50 to 1
          the fiscal year of the Borrower
          ending November 26, 1994


          For all Quarters commencing                         2.00 to 1
          with the first Quarter of
          the Borrower's fiscal
          year 1995 and thereafter


     5.17 PROFITABILITY. The Borrower shall not permit Net Income for any two consecutive Quarters to be less than $1 during its fiscal year ending November 26, 1994.

     5.18 SUBSIDIARIES. The Borrower shall give the Lender written notice of the formation after the date hereof of any Subsidiary, and agrees that it shall cause any such Subsidiary to engage in the business of conducting branches or divisions of the business now conducted by the Borrower.

     5.19 ASSIGNMENT OF GOVERNMENTAL RECEIVABLES. The Borrower will execute all documents or instruments reasonably requested by the Lender or required in order to perfect the Lender's security interest in Accounts Receivable owing or to be owing from the United States of America or any department, agency or instrumentality thereof(the "Federal Government") pursuant to any agreement or contract with the Federal Government which, individually, is anticipated to generate in excess of $150,000 in Accounts Receivable of the Borrower.

     SECTION 6. EVENTS OF DEFAULT; ACCELERATION.

     6.1 The following shall constitute events of default (individually, an "Event of Default"):

     (a) default in the payment, when due or payable, of any Obligation for the payment of money and such default continues for 3 Business Days following a Notice of Default; or

     (b) default in the performance or observance of or compliance with (i) any of the provisions of Sections 2 (other than the payment of principal and interest), 5.l(vi), 5.5 through 5.9, inclusive, 5.12 through 5.17, inclusive,
5.18 and 5.19 of this Agreement and such default continues for 3 Business Days following a Notice of Default, or (ii) any term or condition of the Credit Note (other than the payment of principal and interest) and such default continues for 3 Business Days following a Notice of Default, or (iii) any other covenant or condition of this Agreement, any other Security Document or any other Obligation not listed previously in this Section, and such default continues for 10 Business Days following a Notice of Default; or

     (c) any representation, warranty or statement at any time made by or on behalf of the Borrower in any Security Document or otherwise shall prove to have been false in any material respect upon the date when made or deemed to have been made; or

     (d) the occurrence of any default under any agreement, note or other instrument evidencing or relating to any obligation with an aggregate outstanding principal amount in excess of $25,000 of the Borrower to any other Person for the payment of money and such default continues for 10 Business Days following a Notice of Default; or

     (e) issuance of an injunction which might have a material adverse effect on the condition (financial or otherwise), properties, business or results of operations of the Borrower, or attachment which in the aggregate exceeds $25,000 in value, against the Borrower, any property of the Borrower or any endorser, guarantor or surety for any Obligation which is not dismissed or bonded, to the satisfaction of the Lender, within 30 days after its issuance;

     (f) calling of a meeting of creditors, formation or appointment of a committee of creditors or liquidating agents or offering of a composition or extension to creditors by, for or with the consent or acquiescence of any of the Borrower or any endorser, guarantor or surety for any Obligation;

     (g) Insolvency of the Borrower or any endorser, guarantor or surety for any Obligation;

     (h) any money judgment or judgments aggregating in excess of $25,000 are entered against the Borrower or any endorser, guarantor or surety for any Obligation (except to the extent fully covered by insurance and the insurance carrier has not reserved the right to disallow such claim), and shall continue unsatisfied or unstayed and in effect for a period of 30 days; or

     (i) any Security Document, or any covenant, agreement or obligation contained therein or evidenced thereby, shall cease in any material respect to be legal, valid, binding or enforceable in accordance with its terms, or shall be cancelled, terminated, revoked or rescinded; or

     (j) any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any Security Document shall be commenced by or on behalf of the Borrower or any other Person bound thereby, or by any court or any other governmental or regulatory authority or agency of competent jurisdiction; or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or shall issue a judgment, order, decree or ruling to the effect that, any one or more of the Security Documents, or any one or more of the obligations of the Borrower or any other Person under any one or more of the Security Documents, are illegal, invalid or unenforceable in any material respect in accordance with the terms thereof; or

     (k) James Burrows, Firoze Katrak, Steve Salop and Frank Fisher shall reduce their collective ownership interest by more than ten percent (10%), in the aggregate, of their aggregate equity ownership interests in the Borrower on the date hereof.

     (1) any two of James Burrows, Firoze Katrak, Steve Salop and Frank Fisher, shall for any reason cease to be actively involved in strategic planning and decision-making for the Borrower, unless the Lender has determined in its sole discretion that the occurrence of such event will not have a material adverse effect on the business, properties or condition (financial or otherwise) of the Borrower.

     6.2 If an Event of Default shall occur and be continuing, the Lender may, at its option, (i) declare any or all of the Obligations of the Borrower to the Lender to be immediately due and payable without further notice or demand, whereupon the same shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (ii) limit, suspend or terminate the Borrower's right to borrow hereunder, and (iii) exercise any rights and remedies under the Security Documents and law, PROVIDED that in the event of any Event of Default specified in Sections 6.l(f) or 6.l(g), all Obligations shall become immediately due and payable automatically and without any requirement of notice from the Lender or action by the Lender.

     SECTION 7. SET OFF. Any deposits or other sums at any time credited by or due from the Lender to the Borrower may, without notice (any such notice being expressly waived hereby) and to the fullest extent permitted by law and without regard to any source of payment whatsoever, at any time during the continuance of an Event of Default, be applied to or set off against Obligations on which the Borrower is primarily liable and may at or after the maturity thereof be applied to or set off against Obligations on which the Borrower is secondarily liable.

     SECTION 8. GENERAL.

     8.1 WRITTEN NOTICES. Any notices, expressly required by this Agreement to be in writing, to any party hereto shall be deemed to have been given when delivered by hand, when sent by telecopier, when delivered to any overnight delivery service freight pre-paid or 3 days after deposit in the mails, postage prepaid, and addressed to such party at its address given at the beginning of this Agreement or at any other address specified in writing. Written notices to the Borrower shall be sent to the attention of Alan R. Willens, President, and David L. Loeser, Vice President Finance & Administration, with a copy to David
L. Weltman, Esq., Foley, Hoag & Eliot, One Post Office Square, Boston, Massachusetts 02109, and written notices to the Lender shall be sent to the attention of Susan L. Barry, Assisant Vice President with a copy to Philip A. Herman, Esq., Goulston & Storrs, P.C., 400 Atlantic Avenue, Boston, Massachusetts 02110-3333. Any notice, unless otherwise specified, may be given orally or in writing.

     8.2 NO WAIVERS. No failure or delay by the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

     8.3 FURTHER ASSURANCES. The Borrower shall do, make, execute and deliver all such additional and further acts, things, assurances, and instruments as the Lender may reasonably require more completely to vest in and assure to the Lender its rights hereunder, under the Credit Note and under the other Security Documents, in the Collateral and to carry into effect the provisions and intent of this Agreement, the Credit Note and the other Security Documents.

     8.4 GOVERNING LAW. This Agreement and the Credit Note shall be deemed to be contracts made under seal and shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts (without regard to conflicts of laws rules). Any legal action or proceeding arising out of or relating to this Agreement or any Obligation may be instituted in the courts of the Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts, and the Borrower hereby irrevocably submits to the jurisdiction of each such court in any such action or proceeding; PROVIDED, HOWEVER, that the foregoing shall not limit the Lender's rights to bring any legal action or proceeding in any other appropriate jurisdiction.

     8.5 EXPENSES. TAXES AND INDEMNIFICATION.

     (a) The Borrower will pay and indemnify and hold the Lender harmless against all taxes (other than taxes on the income or assets of the Lender), charges and expenses of every kind or description, including without limitation attorneys' fees and expenses and the costs and expenses of field audits and commercial finance exams, reasonably incurred or expended by the Lender in connection with or in any way related to the Lender's relationship with the Borrower, whether hereunder or otherwise, including, without limitation, those incurred or expended in connection with the preparation, execution, delivery, interpretation or amendment of this Agreement, the other Security Documents and any related agreement, instrument or document, the making of the Revolving Loans, the supervision, protection and collection of and realization upon any Collateral, and the protection or enforcement of the Lender's rights hereunder and under the other Security Documents.

     (b) The Borrower shall absolutely and unconditionally indemnify and hold the Lender harmless against any and all claims, demands, suits, actions, causes of action, damages, losses, settlement payments, obligations, costs, expenses and all other liabilities whatsoever which shall at any time or times be incurred or sustained by the Lender, its directors, officers, employees, subsidiaries, affiliates or agents (except any of the foregoing incurred or sustained as a result of the gross negligence or willful misconduct of the Lender or any such Person) on account of, or in relation to, or in any way in connection with, this Agreement, the other Security Documents and the other documents executed or delivered in connection herewith, and the arrangements or transactions contemplated therein, whether or not all or any of the transactions contemplated by, associated with or ancillary to this Agreement or any of such documents are ultimately consummated.

     8.6 AMENDMENTS, WAIVERS, ETC. This Agreement, the Credit Note, the other Security Documents and any provision hereof or thereof may be waived, discharged or terminated only by an instrument in writing signed by the Lender and may be amended only by an instrument in writing signed by the Borrower and the Lender.

     8.7 BINDING EFFECT OF AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns. The Lender may sell, assign or otherwise transfer all or any portion of its right, title and interest in, and its obligations under, this Agreement, the Revolving Loans made and to be made hereunder, or grant participations in its right, title and interest herein and therein. The Borrower may not assign or transfer its rights or obligations hereunder.

     8.8 COMPUTATION OF INTEREST AND FEES, ETC. Interest, fees and charges shall be computed daily on the basis of a year of 360 days and paid for the actual number of days for which due. If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time. If any payment required by this Agreement becomes due on a day on which banks in Boston, Massachusetts are required or permitted by law or an appropriate authority to remain closed, such payment may be made on the next succeeding day on which such banks are open, and such extension shall be included in computing interest in connection with such payment. All payments required of the Borrower hereunder or under the Credit Note shall be made in lawful money of the United States of America in federal or other funds immediately available to the recipient thereof at the prescribed place of payment.

     8.9 ENTIRE AGREEMENT; MISCELLANEOUS. This Agreement, including the exhibits hereto, and the other Security Documents set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations, warranties, whether oral or written, by any officer, employee or representative of any party hereto. The captions for the sections of this Agreement are for ease of reference only and are not an integral part of this Agreement. This Agreement may be signed in any number of counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument. The provisions of this Agreement are severable, and if any of these provisions shall be held by any court of competent jurisdiction to be unenforceable, such holding shall not affect or impair any other provision hereof.

     8.10 WAIVER OF JURY TRIAL. THE BORROWER HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY JURISDICTION AND IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, THE OBLIGATIONS, OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT HERETO OR THERETO, OR ANY CLAIM OR DISPUTE HOWSOEVER ARISING, BETWEEN THE BORROWER AND THE LENDER. THIS WAIVER SHALL BE EFFECTIVE FOR EACH DOCUMENT EXECUTED BY THE BORROWER OR THE LENDER AND DELIVERED TO THE LENDER OR THE BORROWER, AS THE CASE MAY BE, WHETHER OR NOT SUCH DOCUMENT SHALL CONTAIN A WAIVER OF JURY TRIAL. THE BORROWER FURTHER ACKNOWLEDGES THAT ALL DOCUMENTS DELIVERED BY THE LENDER OR THE BORROWER ARE SUBJECT TO THIS WAIVER OF JURY
TRIAL AS TO ANY ACTION THAT MAY BE BROUGHT AS TO ANY OF SUCH DOCUMENTS, AND CONFIRMS THAT THE FOREGOING WAIVERS ARE INFORMED AND FREELY MADE.

     WITNESS the execution hereof under seal on the day and year first above written.

                                        CHARLES RIVER ASSOCIATES INCORPORATED


                                            By: /s/ Alan R. Willens
                                                --------------------------
                                                Title: President

                                            By: /s/ David L. Loeser
                                                --------------------------
                                                Title: Vice President



                                         THE FIRST NATIONAL BANK OF BOSTON


                                         By: /s/ illegible
                                             ----------------------------
                                             Title: Director

                                   For purposes of Section 4.1.3 only:

                                   CHARLES RIVER ASSOCIATES L.P.

                                   By: CHARLES RIVER ASSOCIATES
                                       INCORPORATED, its general partner



                                        By: /s/ James C. Burrows
                                            ------------------------------
                                            Title: President

             AMENDMENT NO. 1 TO AMENDED AND RESTATED LOAN AGREEMENT

     This Amendment No. 1 is made as of April , 1995, by and between Charles River Associates Incorporated and The First National Bank of Boston.

     WHEREAS, the parties hereto are parties to a certain Amended and Restated Loan Agreement dated as of November 18, 1994 (the "Loan Agreement"). Terms defined in the Loan Agreement and not otherwise defined herein shall have the same respective meanings herein as therein.

     WHEREAS, the parties wish to amend the Loan Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Lender agree as follows:

     Section 1. AMENDMENT TO LOAN AGREEMENT.

     1.1  Clause (g) of the definition of "Eligible Account" contained in
Section 1.1 of the Loan Agreement is hereby amended to read in its entirety as follows:

          "(g) is not owing from an account debtor (i) not located in the United States, Canada or Puerto Rico, unless such account debtor has been approved in writing by the Lender in its sole discretion, PROVIDED that the Lender acknowledges that it has approved Pemex Corporation, a Mexican corporation, as an account debtor, or (ii) who has accounts payable owing to the Borrower of which 50% or more of such accounts payable are not Eligible Accounts."

     Section 2. GENERAL.

     2.1 The Loan Agreement is hereby ratified and confirmed and shall continue in full force and effect as amended hereby.

     2.2 The Borrower hereby represents and warrants that there is no Default or Event of Default outstanding or continuing under the Loan Agreement.

     2.3 This Amendment No. 1 has been duly authorized by all necessary corporate proceedings, has been duly executed and delivered to you by the Borrower and is in full force and effect as of the date hereof, and the agreements and obligations of the Borrower contained herein constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with the terms of this Amendment No. 1.

     2.4 This Amendment No. 1 may be signed in any number of counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument.

     WITNESS the execution of this Amendment No. 1 under seal as of the day first above written.

                                        CHARLES RIVER ASSOCIATES INCORPORATED



                                        By: /s/ David L. Loeser
                                            ----------------------------------
                                            Title: Vice President




                                        THE FIRST NATIONAL BANK OF BOSTON


                                        By: /s/ Susan L. Barry
                                            ----------------------------------
                                            Title: Vice President

[BANK OF BOSTON LOGO]

                                  June 30, 1996


Charles River Associates Incorporated
John Hancock Tower
200 Clarendon Street, T-33
Boston, MA 02116
Attention: Mr. James Burrows

          Re: Charles River Associates Incorporated Financing Arrangement


Ladies and Gentlemen:

         Reference is hereby made to that certain Amended and Restated Loan Agreement (the "Loan Agreement") dated November 18, 1994 between Charles River Associates Incorporated (the "Borrower") and The First National Bank of Boston (the "Lender"), as amended by Amendment No. 1 dated April 20, 1995 (the "Amendment").

         You have requested, and the Bank hereby agrees, that the reference to "90 days" in section 5.l(i) on page 14 of the Loan Agreement be deleted and that "120 days" be inserted in its place. It is understood and agreed that, except as expressly provided in this letter of agreement, all of the terms, conditions and provisions of the Loan Agreement and Amendment remain unaltered.

    Please acknowledge your agreement with the foregoing by countersigning this letter of agreement in the space provided below.



                                        Very truly yours,



                                        THE FIRST NATIONAL BANK OF BOSTON


                                        By: /s/ Virginia Denett
                                            ----------------------------------
                                            Title: Vice President and Director



                                        By: /s/ Donna S. Arbo
                                            ----------------------------------
                                            Title: Loan Officer


CHARLES RIVER ASSOCIATES INCORPORATED

By: /s/ David L. Loeser
    ----------------------------------
    Title: Vice President and Treasurer

[BANK OF BOSTON LOGO]

                                                                January 5, 1996


Charles River Associates Incorporated
John Hancock Tower
200 Clarendon Street, T-33
Boston, Massachusetts 02116
Attention: Laurel Morrison, Controller

             Re: LETTER OF CREDIT FACILITY


Ladies and Gentlemen:

     We refer to the Amended and Restated Loan Agreement (the "Agreement") dated as of November 18, 1994 between Charles River Associates Incorporated ("CRA") and The First National Bank of Boston. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Agreement. You have requested the Bank to provide a discretionary letter of credit facility under the Agreement in an aggregate maximum amount of $200,000 and the Bank is willing to do so, but only on the terms and conditions set forth herein.

    Subject at all times to the terms and conditions of the Agreement, the Bank will issue, in its sole discretion, standby letters of credit ("Letters of Credit") upon the application and for the account of CRA, PROVIDED that the aggregate maximum amount available to be drawn under all outstanding Letters of Credit (without regard to whether or not the conditions to drawing could then be met) PLUS the aggregate amount of all unreimbursed draws under such outstanding Letters of Credit shall not at any time exceed $200,000, and PROVIDED, FURTHER that at the time CRA requests the issuance of any Letter of Credit, there is not continuing any Default or Event of Default. In order to evidence each Letter of Credit, CRA will enter into with the Bank such agreements and execute such instruments and documents as the Bank requires, including, but not limited to, a letter of credit application and agreement on the Bank's customary form.

     Immediately upon the issuance of a Letter of Credit by the Bank, the Maximum Amount shall be automatically reduced by the face amount of such Letter of Credit until such Letter of Credit is terminated.

    All of the obligations of payment and performance of CRA under or in respect of the Letters of Credit shall constitute Obligations under the Agreement and shall be secured by the Collateral. Any and all amounts drawn under the Letters of Credit will be Obligations which are immediately due and payable by CRA to the Bank, and if not so paid, it shall constitute an immediate Event of Default under the Agreement.

     CRA shall pay to the Bank a $400 fee in connection with the issuance of each Letter of Credit, along with such other fees and charges as are customarily charged by the Bank with respect to standby letters of credit.

     If you are in agreement with the foregoing, please countersign this letter below where indicated and return an original to us.



                                        Sincerely,




                                        THE FIRST NATIONAL BANK OF BOSTON


                                        By: /s/ illegible
                                            ----------------------------------
                                            Title: Vice President



CHARLES RIVER ASSOCIATES INCORPORATED

By: /s/ Laurel Morrison
    ----------------------------------
    Title:
    Hereunto Duly Authorized








                                      -2-